Exhibit 99.1

For More Information:

www.bea.com/investors

BEA Announces Positive Preliminary Fourth Quarter Results

SAN JOSE, Calif.—February 2, 2006—BEA Systems, Inc. (NASDAQ: BEAS), a world leader in application infrastructure software, today announced preliminary financial results for the fourth quarter ended January 31, 2006. For the fourth quarter, BEA anticipates that it will report total revenue between $335 million and $340 million, including license revenue between $150 million and $155 million. Based on this estimated revenue, BEA anticipates that it will report non-GAAP earnings per share of approximately $0.11-$0.12 per diluted common share. Based on this revenue estimate, BEA also anticipates that it will report earnings per share under generally accepted accounting principles (GAAP) of approximately $0.06-$0.09 per diluted common share. Non-GAAP results exclude certain acquisition-related expenses, net gains or losses on investments in equity securities, facilities consolidation charges and other non-recurring charges. The fourth quarter non-GAAP earnings per share can be reconciled to the GAAP earnings per share principally by adjusting GAAP earnings per share by approximately $0.03-$0.05 for acquisition-related charges and income taxes on repatriation of international cash. BEA is scheduled to report final fourth quarter and fiscal year results on February 23, 2006.

“During the fourth quarter, BEA experienced very strong order activity, which allowed us to exceed our license revenue targets for the fourth quarter and to build better-than-expected visibility heading into the new fiscal year. Congratulations to the team on a great quarter,” said Alfred Chuang, chairman and chief executive officer, BEA Systems, Inc. “A strong performance worldwide allowed us to accelerate our license revenue growth rate from the third quarter to the fourth quarter. In the first quarter, we expect our year-over-year license revenue growth rate to be in the range of 10 to 15 percent.”

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Legal Notice Regarding Non-GAAP Financial Information

BEA has provided its non-GAAP net income per share data in this press release as additional information for investors. This measure is not in accordance with, or an alternative to, generally accepted accounting principles (“GAAP”), is intended to supplement GAAP financial information, and may be different from non-GAAP measures used by other companies. BEA believes that the presentation of non-GAAP financial measures provides useful information to investors regarding our results of operations. BEA believes it also provides an alternative method of assessing our operating results that we believe is focused on our core on-going operations and may allow investors to perform additional meaningful period-to-period comparisons of our operating results. In addition, BEA’s management team uses these measures for reviewing our financial results, and for budget and planning purposes.

About BEA

BEA Systems, Inc. (NASDAQ: BEAS) is a world leader in enterprise infrastructure software, providing standards-based platforms to accelerate the secure flow of information and services. BEA product lines – WebLogic®, Tuxedo®, and the new AquaLogic™ family of Service Infrastructure – help customers reduce IT complexity and successfully deploy Service-Oriented Architectures to improve business agility and efficiency. For more information please visit bea.com.

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Copyright © 2005 BEA Systems, Inc. All rights reserved. BEA, Built on BEA, Jolt, Joltbeans, Steelthread, Top End, Tuxedo, BEA WebLogic Server, BEA Liquid Data for WebLogic, and WebLogic are registered trademarks of BEA Systems, Inc. BEA AquaLogic, BEA AquaLogic Data Services Platform, BEA AquaLogic Enterprise Security, BEA AquaLogic Service Bus, BEA dev2dev Subscriptions, BEA eLink, MEA MessageQ, BEA WebLogic Communications Platform, BEA WebLogic Enterprise, BEA WebLogic Enterprise Platform, BEA WebLogic Enterprise Security, BEA WebLogic Express, BEA WebLogic Integration, BEA WebLogic Java Adapter for Mainframe, BEA WebLogic JDriver, BEA WebLogic Log Central, BEA WebLogic Network Gatekeeper, BEA WebLogic Platform, BEA WebLogic Portal, BEA WebLogic SIP Server, BEA WebLogic WorkGroup Edition, and BEA WebLogic Workshop, are trademarks of BEA Systems, Inc. BEA Mission Critical Support is a service mark of BEA Systems, Inc. All other company and product names may be the subject of intellectual property rights reserved by third parties.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding anticipated revenue, license revenue and earnings per share for the fourth quarter and the statement regarding the range of expected first quarter license revenue growth rates. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated by the forward-looking statements. Such risks and uncertainties include, but are not limited to: (i) adjustments that may result from formal closing procedures as to either revenue or expenses that we do not anticipate at this time, and (ii) BEA’s financial results for any future period are subject to numerous risk, which include, without limitation, quarterly fluctuations in customer spending due to economic, geopolitical, competitive and other factors; dependence on the growth of the markets for BEA’s products, especially the markets for SOA, service infrastructure, VOIP, telecommunications and RFID software; changes in the standards or technologies used in the SOA, telecommunications and portal markets that could render our products less competitive; declines in spending by the telecommunications industry as a result of consolidation or adverse economic conditions; our dependence on large transactions, particularly those consummated at the end of our quarter; dependence on new product introductions and enhancements; the introduction by competitors of new products and pricing strategies; market acceptance of BEA’s enhanced product portfolio; the length of BEA’s sales cycle; the dependence on acceptance of BEA’s products by channel partners; dependence on the success of BEA’s channel partners; dependence on retaining and hiring key personnel; rapid technological change; the integration of new technology and personnel as a result of acquisitions; potential software defects (particularly with regard to newly introduced and planned products, such as those related to BEA WebLogic Communications Platform); significant leverage and debt service requirements; and other risks indicated in our filings with the Securities and Exchange Commission (SEC). For more details, please refer to our SEC filings, including our Annual Report of Form 10-K for the year ended January 31, 2005, our Quarterly Report on Form 10-Q for the quarters ended April 30, 2005, July 31, 2005 and October 31, 2005, and our Current Reports on Form 8-K, as well as similar disclosures in subsequent SEC filings. The forward-looking statements and risks stated in this press release are based on information available to BEA today. BEA assumes no obligation to update them.

Contact Information:

Investor Contact:

Kevin Faulkner

Investor Relations

BEA Systems, Inc.

+1-408-570-8293

kevin.faulkner@bea.com

Media and Industry Analyst Contact:

Diana Wong

Weber Shandwick

+1-415-244-2785

djwong@webershandwick.com

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